Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 25% increase in net income, 22% increase in revenues

LANSING, Mich., Jan. 4, 2007 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the second quarter of FY 2007, which ended Nov. 30, increased 25% from the previous year’s second quarter. On a per-share basis, net income in the quarter rose to $0.26, compared to the prior year’s restated $0.23. Neogen’s second quarter net income of $2,427,000 set another quarterly record for the 24-year-old company.

Year-to-date net income for the first six months of Neogen’s 2007 fiscal year increased 23% to $4,832,000 from $3,923,000 in FY 2006, or to $0.52 per share in the current year from the prior year’s restated $0.47. Second quarter revenues increased 22% to $22,189,000, also a quarterly record, compared to the prior year’s $18,256,000. Year-to-date revenues rose 21% during the fiscal year’s first half to $42,409,000 from FY 2006’s $35,034,000.

The second quarter was the 55th consecutive profitable quarter from operations for the company, and the 59th quarter of the past 64 quarters to show increased revenues as compared with the previous year.

“We are once again proud of the operational strength throughout Neogen,” said James Herbert, Neogen’s chief executive officer and chairman. “The second quarter was a healthy combination of growth in a number of our core products, and a continuing great start for the product lines that we acquired in our previous fiscal year. Sales of our dairy antibiotic testing products have exceeded our expectations in our first calendar year of ownership, and operations of the general microbial test system we acquired in February have also been strong.”

Neogen’s ongoing efforts to control costs and improve productivity were evident in the second quarter. Gross margin as a percentage of sales increased to 52.8% of sales in the current quarter from the previous year’s comparable quarter of 52.0%.

“The second quarter results show that our Food Safety Division experienced an exceptional quarter, with significant sales increases both as a result of acquired product lines and strong organic sales growth,” said Lon Bohannon, Neogen’s president and chief operating officer. “I was also pleased to see that the performance of our Animal Safety Division improved greatly in the second quarter with solid sales growth in a number of product lines. I am confident significant opportunities can be realized in the quarters ahead to further improve sales growth for this division.”

Neogen’s Food Safety Division led the company’s second quarter revenue increase, with sales up 50% from $7,813,000 in FY 2006 to $11,691,000 in FY 2007. Year-to-date, the Food Safety Division’s revenues were up 49% to $23,082,000 for FY 2007. While the December 2005 addition of UCB’s dairy antibiotic testing products and the February 2006 addition of Centrus International’s optical microbial detection system contributed significantly to the division’s revenue gain, sales of established products increased 11% for the quarter.

Neogen’s Scotland-based Neogen Europe operations achieved exceptional growth with an increase of 24% in FY 2007’s second quarter over the prior year’s comparable quarter. Neogen Europe’s sales represent a combination of sales of Neogen food safety products produced in the U.S. for the European Union market, and diagnostics manufactured in Scotland for worldwide distribution.

Continuing concern over aflatoxin in corn in certain areas of the United States, and a new test format, led Neogen’s sales of natural toxin testing products to an increase of 18% in the first six months of FY 2007 compared with the prior year. Neogen’s proprietary AccuPoint® sanitation monitoring system products continued their improving market acceptance, with sales increasing approximately 40% in the second quarter compared to FY 2006. The recent addition of major food retailers as AccuPoint customers bolstered the products’ sales. The Food Safety Division’s performance in the second quarter was also paced by a 20% increase in sales of Acumedia® products to traditional dehydrated culture media customers.

Neogen’s Animal Safety Division second quarter revenues were $10,498,000, compared to $10,443,000 in the previous fiscal year, representing a significant improvement over the first quarter when sales for this division fell below prior year. Reporting this sales growth was a notable achievement since last year’s second quarter included substantial one-time rodenticide sales to help control a major outbreak of voles in the Pacific Northwest. Highlights of the division’s second quarter included strong growth in international rodenticide sales, a significant increase in sales of OEM products, and a 14% increase in sales of Neogen’s veterinary instruments. Animal Safety’s diagnostic group also recorded strong double-digit increases in sales to the forensic drug testing market.

Neogen’s second quarter also saw Forbes Magazine name Neogen to its annual list of the 200 Best Small Companies in America for the fifth time in seven years. The Forbes list is based on growth in sales, earnings, and return on equity for the past five years, and the latest 12 months.

The second quarter results reflect the adoption of Financial Accounting Standards Board Statement No. 123R, which requires companies to recognize the cost of stock options as non-cash compensation expense. The company adopted the modified-retrospective transition method, restating all prior period amounts on a consistent basis. As a result, the company recognized additional compensation expenses of $392,000 and $622,000 for the 2006 second quarter and six-month periods, respectively. Net income was reduced $247,000 and $425,000 for the 2006 second quarter and six-month periods, respectively.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2006	2005	2006	2005
		Restated[1]		Restated[1]
Revenue
Food Safety	$11,691	$7,813	$23,082	$15,495
Animal Safety	10,498	10,443	19,327	19,539

Total revenue	22,189	18,256	42,409	35,034
Cost of sales	10,481	8,766	20,380	16,703

Gross margin	11,708	9,490	22,029	18,331
Other expenses
Sales & marketing	4,665	3,891	8,905	7,616
Administrative	2,333	1,842	4,137	3,312
Research & development	1,014	802	1,713	1,573

Total other expenses	8,012	6,535	14,755	12,501

Operating income	3,696	2,955	7,274	5,830
Other revenue	6	73	59	233

Income before tax	3,702	3,028	7,333	6,063
Income tax	1,275	1,092	2,501	2,140

Net income	$2,427	$1,936	$4,832	$3,923
Net income per diluted share	$0.26	$0.23	$0.52	$0.47

Other information:
Shares to calculate per share	9,419	8,387	9,359	8,313
Depreciation & amortization	$781	$485	$1,558	$953
Interest expense	—	0.4	11.1	0.4
Gross margin (% of sales)	52.8%	52.0%	51.9%	52.3%
Operating income (% of sales)	16.7%	16.2%	17.2%	16.6%
Revenue increase vs. FY 2006	21.5%		21.1%
Net income increase vs. FY 2006	25.4%		23.2%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2006	May 31 2006

		Restated[1]
Assets
Current assets
Cash & investments	$6,931	$1,959
Accounts receivable	15,513	13,116
Inventory	18,325	17,626
Other current assets	4,456	3,568

Total current assets	45,225	36,269
Property & equipment	15,235	14,255
Goodwill & other assets	37,627	37,766

Total assets	$98,087	$88,290

Liabilities & Stockholders’ Equity
Current liabilities	$9,669	$10,017
Long-term lines of credit	—	9,955
Other long-term liabilities	$3,045	$2,893
Stockholders’ equity-shares outstanding 9,213 in Nov. & 8,311 in May	85,373	65,425

Total liabilities & stockholders’ equity	$98,087	$88,290

1.	On June 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123R using the modified-retrospective transition method, under which all prior period amounts have been restated on a consistent basis.

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